Exhibit 99.1

Saia Reports First Quarter Results

JOHNS CREEK, GA – April 26, 2024 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported first quarter 2024 financial results. Diluted earnings per share for the quarter were $3.38 compared to $2.85 in the first quarter of 2023.

Highlights from the first quarter operating results were as follows:

First Quarter 2024 Compared to First Quarter 2023 Results

•
Revenue was $754.8 million, a 14.3% increase
•
Operating income was $117.9 million, an 18.9% increase
•
Operating ratio of 84.4% compared to 85.0%
•
LTL shipments per workday increased 15.7%
•
LTL tonnage per workday increased 6.2%
•
LTL revenue per hundredweight, excluding fuel surcharge revenue, increased 10.5%
•
LTL revenue per shipment, excluding fuel surcharge revenue, increased 1.4%

Saia President and CEO, Fritz Holzgrefe, commented on the quarter stating, “As is typical in the first quarter of the year, winter weather impacted operations in the first months of the quarter. March trends improved a bit from February, but we did not experience the expected seasonal step-up. Shipment growth of 15.7% for the full quarter included March shipments per workday increasing by 16.8% from the prior year. Despite volume being below our expectations late in the quarter, we continued to focus on our customer service metrics which saw continued improvement, reflecting our ongoing commitment to provide an excellent service product for customers.”

“So far in 2024, we have opened four terminals in new markets and relocated four additional terminals to new sites in existing markets. We believe this year will mark an unprecedented year of investment in our company, with a total of 15-20 new terminal openings planned for the year. To support our growth, we have already taken delivery of over 2,000 trailers, 400 tractors and 400 forklifts this year, as part of our plan to spend more than $400 million on fleet growth and modernization. All of these investments support our strategy of continuing to enhance our already strong customer service experience, and in doing so we hope to stay on a path of improved financial performance,” concluded Holzgrefe.

Saia, Inc. First Quarter 2024 Results

Executive Vice President and CFO Douglas Col noted that, “Our performance over the last several years has positioned us to invest in our company in response to the significant industry consolidation event. We have made significant investments year to date in real estate and equipment, and we believe our operating trends support our investment plans for the balance of this year. Our customers clearly see value in our product and support our growth initiatives and our financial position allows this flexibility.”

Financial Position and Capital Expenditures

We ended the first quarter of 2024 with $12.3 million of cash on hand and total debt of $84.1 million, which compares to $166.4 million of cash on hand and total debt of $26.5 million at March 31, 2023.

Net capital expenditures were $456.8 million during the first three months of 2024, compared to $128.1 million in net capital expenditures during the first three months of 2023. The year-to-date capital expenditures include $235.7 million to secure properties as part of the Yellow Corporation auction process. In 2024, we anticipate that net capital expenditures will be approximately $1 billion, subject to ongoing evaluation of market conditions.

Conference Call

Management will hold a conference call to discuss quarterly results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 1-800-715-9871 or 1-646-307-1963 referencing conference ID #5358022. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company website at www.saia.com/about-us/investor-relations/financial-releases. A replay of the call will be offered two hours after the completion of the call through May 26, 2024 at 11:59 P.M. Eastern Time. The replay will be available by dialing 1-800-770-2030 or 1-609-800-9909 referencing conference ID #5358022.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 198 terminals with service across 46 states. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.

Saia, Inc. First Quarter 2024 Results

These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns or inflationary periods in the business cycle; (2) operation within a highly competitive industry and the adverse impact from downward pricing pressures, including in connection with fuel surcharges, and other factors; (3) industry-wide external factors largely out of our control; (4) cost and availability of qualified drivers, dock workers, mechanics and other employees, purchased transportation and fuel; (5) inflationary increases in operating expenses and corresponding reductions of profitability; (6) cost and availability of diesel fuel and fuel surcharges; (7) cost and availability of insurance coverage and claims expenses and other expense volatility, including for personal injury, cargo loss and damage, workers’ compensation, employment and group health plan claims; (8) failure to successfully execute the strategy to expand our service geography; (9) unexpected liabilities resulting from the acquisition of real estate assets; (10) costs and liabilities from the disruption in or failure of our technology or equipment essential to our operations, including as a result of cyber incidents, security breaches, malware or ransomware attacks; (11) failure to keep pace with technological developments; (12) liabilities and costs arising from the use of artificial intelligence; (13) labor relations, including the adverse impact should a portion of our workforce become unionized; (14) cost, availability and resale value of real property and revenue equipment; (15) supply chain disruption and delays on new equipment delivery; (16) capacity and highway infrastructure constraints; (17) risks arising from international business operations and relationships; (18) seasonal factors, harsh weather and disasters caused by climate change; (19) economic declines in the geographic regions or industries in which our customers operate; (20) the creditworthiness of our customers and their ability to pay for services; (21) our need for capital and uncertainty of the credit markets; (22) the possibility of defaults under our debt agreements, including violation of financial covenants; (23) inaccuracies and changes to estimates and assumptions used in preparing our financial statements; (24) failure to operate and grow acquired businesses in a manner that support the value allocated to acquired businesses; (25) dependence on key employees; (26) employee turnover from changes to compensation and benefits or market factors; (27) increased costs of healthcare benefits; (28) damage to our reputation from adverse publicity, including from the use of or impact from social media; (29) failure to make future acquisitions or to achieve acquisition synergies; (30) the effect of litigation and class action lawsuits arising from the operation of our business, including the possibility of claims or judgments in excess of our insurance coverages or that result in increases in the cost of insurance coverage or that preclude us from obtaining adequate insurance coverage in the future; (31) the potential of higher corporate taxes and new regulations, including with respect to climate change, employment and labor law, healthcare and securities regulation; (32) the effect of governmental regulations, including hours of service and licensing compliance for drivers, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, regulations of the Food and Drug Administration and Homeland Security, and healthcare and environmental regulations; (33) unforeseen costs from new and existing data privacy laws; (34) costs from new and existing laws regarding how to classify workers; (35) changes in accounting and financial standards or practices; (36) widespread outbreak of an illness or any other communicable disease; (37) international conflicts and geopolitical instability; (38) increasing investor and customer sensitivity to social and sustainability issues, including climate change; (39) provisions in our governing documents and Delaware law that may have anti-takeover effects; (40) issuances of equity that would dilute stock ownership; (41) weakness, disruption or loss of confidence in financial or credit markets; and (42) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue

Saia, Inc. First Quarter 2024 Results

reliance on the forward-looking statements, which speak only as of the date of this news release. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

# # #

CONTACT: Saia, Inc.

Douglas Col

Executive Vice President and Chief Financial Officer

Investors@saia.com

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets

Current Assets:
Cash and cash equivalents	$12,308	$296,215
Accounts receivable, net	345,808	311,742
Prepaid expenses and other	58,144	40,737
Total current assets	416,260	648,694

Property and Equipment:
Cost	3,336,493	2,881,800
Less: accumulated depreciation	1,159,629	1,118,492
Net property and equipment	2,176,864	1,763,308
Operating Lease Right-of-Use Assets	129,520	118,734
Other Assets	43,070	52,829
Total assets	$2,765,714	$2,583,565

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$153,487	$141,877
Wages, vacation and employees' benefits	55,318	75,514
Other current liabilities	94,943	68,735
Current portion of long-term debt	7,498	10,173
Current portion of operating lease liability	26,526	25,757
Total current liabilities	337,772	322,056

Other Liabilities:
Long-term debt, less current portion	76,553	6,315
Operating lease liability, less current portion	98,190	96,462
Deferred income taxes	157,626	155,841
Claims, insurance and other	66,635	61,397
Total other liabilities	399,004	320,015

Stockholders' Equity:
Common stock	27	27
Additional paid-in capital	282,090	285,092
Deferred compensation trust	(5,928)	(5,679)
Retained earnings	1,752,749	1,662,054
Total stockholders' equity	2,028,938	1,941,494
Total liabilities and stockholders' equity	$2,765,714	$2,583,565

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters Ended March 31, 2024 and 2023
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter
	2024	2023
Operating Revenue	$754,775	$660,535

Operating Expenses:
Salaries, wages and employees' benefits	341,713	298,956
Purchased transportation	52,507	46,727
Fuel, operating expenses and supplies	156,325	141,625
Operating taxes and licenses	19,766	17,065
Claims and insurance	17,463	14,059
Depreciation and amortization	48,849	42,880
Other operating, net	240	80
Total operating expenses	636,863	561,392

Operating Income	117,912	99,143

Nonoperating (Income) Expenses:
Interest expense	542	688
Interest income	(755)	(140)
Other, net	(788)	(503)
Nonoperating (income) expenses, net	(1,001)	45

Income Before Income Taxes	118,913	99,098
Income Tax Provision	28,218	23,001
Net Income	$90,695	$76,097

Weighted average common shares outstanding - basic	26,672	26,600
Weighted average common shares outstanding - diluted	26,794	26,702

Basic earnings per share	$3.40	$2.86
Diluted earnings per share	$3.38	$2.85

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2024 and 2023
(Amounts in thousands)
(Unaudited)
	First Quarter
	2024	2023
Operating Activities:
Net cash provided by operating activities	$106,468	$119,270
Net cash provided by operating activities	106,468	119,270
Investing Activities:
Acquisition of property and equipment	(457,164)	(128,415)
Proceeds from disposal of property and equipment	343	360
Other	4,999	–
Net cash used in investing activities	(451,822)	(128,055)
Financing Activities:
Borrowing (repayment) of revolving credit facility, net	72,000	–
Proceeds from stock option exercises	1,993	2,204
Shares withheld for taxes	(7,968)	(8,927)
Other financing activity	(4,578)	(5,457)
Net cash provided by (used in) financing activities	61,447	(12,180)
Net Decrease in Cash and Cash Equivalents	(283,907)	(20,965)
Cash and Cash Equivalents, beginning of period	296,215	187,390
Cash and Cash Equivalents, end of period	$12,308	$166,425

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended March 31, 2024 and 2023
(Unaudited)

				First Quarter
	First Quarter		%	Amount/Workday		%
	2024	2023	Change	2024	2023	Change
Workdays				64	64
Operating ratio	84.4%	85.0%
LTL tonnage (1)	1,392	1,311	6.2	21.75	20.48	6.2
LTL shipments (1)	2,108	1,822	15.7	32.94	28.47	15.7
LTL revenue/cwt.	$26.51	$24.63	7.6
LTL revenue/cwt., excluding fuel surcharge	$22.26	$20.15	10.5
LTL revenue/shipment	$350.18	$354.37	(1.2)
LTL revenue/shipment, excluding fuel surcharge	$293.96	$289.87	1.4
LTL pounds/shipment	1,321	1,439	(8.2)
LTL length of haul (2)	888	892	(0.4)

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight. The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.